EXHIBIT 23.2
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          Stamford Square
          3001 Summer Street
          Stamford, CT  06905

                        Consent of Independent Auditors

The Board of Directors
Canandaigua Brands, Inc.:


We consent to the incorporation by reference in this registration statement on Form S-3 of Canandaigua Brands, Inc. of our report dated June 24, 1999, with respect to the statement of assets and liabilities related to the product lines sold to Canandaigua Brands, Inc. as of April 9, 1999 and the related statement of identified income and expenses for the year ended December 31, 1998, which report appears in the Form 8-K/A Amendment No. 2 of Canandaigua Brands, Inc. dated April 9, 1999 and to the reference to our firm under the heading "Experts" in this registration statement.


/s/ KPMG LLP


November 24, 1999












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